Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

FLUOROPHARMA MEDICAL, INC.

FPI MERGER CORPORATION

AND

FLUOROPHARMA, INC.

Dated as of May 13, 2011

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) made this 13th day of May, 2011, is entered into by and among FluoroPharma Medical, Inc., a Nevada corporation (“FPM”), FPI Merger Corporation, a Delaware corporation and wholly-owned subsidiary of FPM (“MergerCo”), and FluoroPharma, Inc., a Delaware corporation (“FPI”).  FPM, MergerCo and FPI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties intend to effect the acquisition of FPI by FPM through the statutory merger of MergerCo with and into FPI in accordance with this Agreement and the DGCL (as defined below), upon the consummation of which MergerCo will cease to exist as a separate entity and FPI will survive as a wholly-owned subsidiary of FPM.  The Parties intend this transaction to be treated as a reorganization under Section 386(a) of the Code.

B. The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective stockholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

C. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 Certain Definitions.  The following terms used herein, as used in this Agreement, shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which a Party to this Agreement currently has an obligation to provide benefits to any current or former employee, contractor, consultant, officer or director of such Party.

“FPM Common Stock” means the Common Stock, par value $0.001 per share, of FPM.

“FPM Preferred Stock” means the Preferred Stock, par value $0.001 per share, of FPM.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments to which a Person is a party or by or to which any of the properties or assets of such Person may be bound, subject or affected (including without limitation notes or other instruments payable to such Person).

“Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the date and time the Merger becomes effective as specified in the Certificate of Merger or as otherwise provided in accordance with the DGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to: the quotient of X divided by Y, where X is the number of shares of FPM Common Stock constituting the Merger Consideration, and Y is the number of shares of Fully-Diluted FPI Common Stock, as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into FPM Common Stock), reorganization, recapitalization, reclassification or other like change with respect to FPM Common Stock occurring on or after the date hereof and prior to the Effective Time.

“FPI Common Stock” means the Common Stock, par value $0.001 per share, of FPI.

“FPI Stockholders” means, collectively, the holders of the FPI Common Stock.

“Fully-Diluted FPI Common Stock” means those shares of FPI Common Stock (a) issued and outstanding at the Closing Date; (b) issuable upon the exercise of all options to purchase FPI Common Stock issued and outstanding at the Closing Date; and (c) issuable upon the exercise of all warrants to purchase FPI Common Stock issued and outstanding at the Closing Date.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including without limitation, FINRA and the NASDAQ Stock Market.

“Intellectual Property” means any and all United States and foreign: (i) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration or application, (ii) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, (iii) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (iv) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (v) trade secrets and confidential technical and business information (including but not limited to formulas, compositions, and inventions reduced to practice, whether or not patentable), (vi) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) any right arising under any law providing protection to industrial or other designs, (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (ix) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

“Licenses” means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means, when used in respect to FPI or FPM, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole.

“Merger” means the merger of MergerCo with and into FPI pursuant to this Agreement and the DGCL.

“MergerCo Common Stock” means the Common Stock of MergerCo.

“Merger Consideration” means 18,396,128 shares of FPM Common Stock, of which 13,911,011 shall be issued as of the Effective Time, and 4,485,117 shall be reserved for issuance upon (i) the exercise of all options to purchase FPI Common Stock issued and outstanding at the Closing Date; and (ii) the exercise of all warrants to purchase FPI Common Stock issued and outstanding at the Closing Date.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a Person, an amount of whose voting securities, other voting ownership or voting partnership interests is held by another Person, which is sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of such Person’s equity interests).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

1.2 Other Definitions.  The following terms are defined in the following sections of this Agreement:

Defined Term	Section
Accountant	7.2.9
Acquisition Proposal	6.7
Accrued Compensation	7.2.11
Agreement	Preamble
Assumed Option	2.9.8
Assumed Option and Warrant	2.9.8
Assumed Warrant	2.9.8
Bridge Note	7.2.11
Certificate of Merger	2.3
Certificates	2.10.1
FPM Contracts	4.20
FPM Disclosure Schedule	4
FPM SEC Documents	4.6.1
Closing	2.2
Closing Date	2.2
Capital Raise	7.2.11
D&O Information	6.1
FPI	Preamble
FPI Contracts	3.14
FPI Disclosure Schedule	3
FPI Financial Statements	3.6
FPI Intellectual Property	3.18
FPI Stockholders’ Approval	3.26
FPI Subsidiaries	3.2
Letter of Transmittal	2.10.1
MergerCo	Preamble
Merger Consideration Shares	2.9.1
Merger Consideration Reserved Shares	2.9.1
Opinion	9.1.2
OTCBB	4.9
Party(ies)	Preamble
Post-Closing Covenants	9.1

Pre-Closing Cash Obligations	6.11
Press Release	6.3
Pro Forma Financial Statements	6.4
Questionnaires	6.1
Resignations	6.1
Secretary of State	2.3
Securities Purchase Agreement	7.2.11
Stock Plan	6.15.4
Surviving Corporation	2.1
Transaction Form 8-K	6.3

2. THE MERGER.

2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, MergerCo shall be merged with and into FPI at the Effective Time.  At the Effective Time, the separate existence of MergerCo shall cease, and FPI shall continue as the surviving corporation following the Merger (the “Surviving Corporation”).  The corporate existence of FPI, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.  As a result of the Merger, the outstanding shares of capital stock of FPI and MergerCo shall be converted or cancelled in the manner provided in Section 2.9.

2.2 Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Pacific Time on the first business day after satisfaction of the conditions set forth in Section 7 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7) (the “Closing Date”), at the offices of Sichenza Ross Friedman Ference LLP, unless another date, time or place is agreed to in writing by the Parties.

2.3 Actions and Deliveries at Closing.  A certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the DGCL on the Closing Date.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State, or at such other time as is permissible in accordance with the DGCL and as FPM and FPI shall agree should be specified in the Certificate of Merger.  In addition, at the Closing:

2.3.1 FPI will deliver to FPM:

(a) An officers’ certificate, substantially in the form of Exhibit D, duly executed on FPI’s behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.7, has been satisfied in all respects.

(b) A Secretary’s certificate, substantially in the form of Exhibit E, duly executed on FPI’s behalf.

2.3.2 FPM will deliver to FPI:

(a) An officers’ certificate, substantially in the form of Exhibit F, duly executed on FPM and MergerCo’s behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 and  7.3.9 has been satisfied in all respects.

(b) A Secretary’s certificate, substantially in the form of Exhibit G, duly executed on each of FPM’s and MergerCo’s behalf.

2.4 Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.  At the Effective Time all of MergerCo’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of MergerCo will become the Surviving Corporation’s debts, liabilities, and duties.

2.5 Governing Documents of the Surviving Corporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1 Certificate of Incorporation.  The Certificate of Incorporation, as amended to date, of FPI as in effect immediately prior to the Effective Time, shall be the Surviving Corporation’s Certificate of Incorporation until thereafter amended.

2.5.2 Bylaws.  The Bylaws of FPI, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Bylaws until thereafter amended.

2.6 Directors of FPM and the Surviving Corporation.  At the Effective Time, the Board of Directors of each of FPM and the Surviving Corporation shall consist of (i) David R. Elmaleh, Ph.D., Chairman, (ii) Johan M. (Thijs) Spoor, (iii) Walter Witoshkin, and (iv) Peter S. Conti, M.D., Ph.D., who shall serve as the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws, each as amended to date, of FPM or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been elected and qualified or until otherwise provided by law.  All other directors of FPI immediately prior to the Effective Time shall resign, effective as of the Effective Time.

2.7 Officers of FPM and the Surviving Corporation.  At the Effective Time the officers of FPM and the Surviving Corporation immediately prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individuals:

Johan M. (Thijs) Spoor	Chief Executive Officer, Chief Financial Officer & President
David R. Elmaleh	Chief Scientific Officer and Chairman of the Board of Directors Secretary
James H. Belanger

who shall serve as officers of FPM and the Surviving Corporation subject to the applicable provisions of the Certificate of Incorporation and Bylaws, each as amended to date, of FPM or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been duly appointed or until otherwise provided by law.  David R. Elmaleh will also serve as the Chairman of the Scientific Advisory Board of the Surviving Corporation.

2.8 Effect on Capital Stock of MergerCo.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

2.9 Effect on Capital Stock of FPI.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1 Aggregate Consideration to be Received by FPI Stockholders.  The aggregate merger consideration, which shall include (a) the shares to be issued at the Effective Time to FPI Stockholders (the “Merger Consideration Shares”) plus (b) the number of shares to be reserved for issuance by FPM upon the exercise of any Assumed Options and Warrants (the “Merger Consideration Reserved Shares”), will be that number of fully paid, non-assessable shares of FPM Common Stock constituting the Merger Consideration.  To the extent necessary, the Parties shall make appropriate adjustment to the Exchange Ratio to ensure that the sum of the Merger Consideration Shares and Merger Consideration Reserved Shares shall be equal to the Merger Consideration.

2.9.2 Conversion of FPI Common Stock.  Each issued and outstanding share of FPI Common Stock (other than shares of FPI Common Stock, if any, that are held by FPM or MergerCo) shall be converted into the right to receive that number of fully paid and non-assessable shares of FPM Common Stock equal to the Exchange Ratio, subject in all respects to Section 2.9.1.

2.9.3 Cancellation of Treasury Shares and Shares Held by FPM.  Any and all shares of FPI Common Stock owned by FPM or MergerCo or held in the treasury of FPI shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.4 No Fractional Shares.  No fractional shares of FPM Common Stock shall be issued in the Merger.  If the number of shares a holder of FPI Common Stock holds immediately prior to the Closing multiplied by the applicable exchange ratio would result in the issuance of a fractional share of FPM Common Stock, that product will be rounded down to the nearest whole number of shares of FPM Common Stock if it is less than the fraction of one-half of one (0.5) share of FPM Common Stock or rounded up to the nearest whole number of shares of FPM Common Stock if the said product is equal to or greater than the fraction of one-half of one (0.5) share of FPM Common Stock.

2.9.5 Cancellation and Retirement of FPI Common Stock.  As of the Effective Time, all shares of FPI Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of FPI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.10, without any interest thereon, subject to any applicable withholding tax.

2.9.6 Stock Options and Warrants.  At the Effective Time, all options to purchase shares of FPI Common Stock then outstanding and all warrants to purchase shares of FPI Common Stock, in each case whether vested or unvested, shall be assumed by FPM or replaced with FPM options and warrants on substantially identical terms (each an “Assumed Option” or “Assumed Warrant” and together, each an “Assumed Option and Warrant”) in accordance with this Section 2.9.6, provided that options and warrants to purchase shares of FPI Common Stock will be exercisable into shares of FPM Common Stock based on the Exchange Ratio applicable thereto.  Each Assumed Option and Warrant will continue to have, and be subject to, the same terms and conditions of such options and warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Assumed Option and Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of FPM Common Stock equal to the product of the number of shares of FPI Common Stock that were issuable upon exercise of such FPI option or warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of FPM Common Stock issuable upon exercise of each Assumed Option and Warrant will be equal to the quotient determined by dividing the exercise price per share of FPI Common Stock at which such FPI option or warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio.

2.10 Exchange of Certificates.

2.10.1 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, FPM shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of FPI Common Stock (the “Certificates”), whose shares are converted pursuant to Section 2.9 into the right to receive Merger Consideration: (i) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to FPM or its designated agent and shall be in such form and have such other customary provisions as FPM may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the FPI Common Stock formerly represented thereby.

2.10.2 Merger Share Certificates.  Upon surrender of a Certificate for cancellation to FPM, or to any agent or agents as may be appointed by FPM, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as FPM or its agent or agents shall determine, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate representing the number of shares of FPM Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.9 and the Certificate so surrendered shall forthwith be cancelled.  If any certificate for such FPM Common Stock is to be issued in a name other than that in which the certificate for FPI Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to FPM or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such FPM Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FPM or its transfer agent that all taxes have been paid.  Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9.

2.10.3 Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FPM, the posting by such Person of a bond in such reasonable amount as FPM may direct as indemnity against any claim that may be made against it with respect to such Certificate, FPM shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.9.

2.10.4 Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to FPM Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for FPI Common Stock with respect to the shares of FPM Common Stock, the right to receive which is represented thereby, until the surrender of such Certificate in accordance with this Section 2.10.

2.10.5 No Further Ownership Rights in FPI Common Stock.  All shares of FPM Common Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to FPI Common Stock theretofore represented by such certificates.

2.10.6 No Liability.  None of the Parties shall be liable to any Person in respect of any shares of FPM Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any certificates representing FPI Common Stock shall not have been surrendered prior to the first (1st) anniversary of the Closing, any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of FPM, free and clear of all claims or interests of any Person previously entitled thereto.

3. REPRESENTATIONS AND WARRANTIES OF FPI.

Except as set forth in the disclosure schedule delivered by FPI to FPM at the time of execution of this Agreement and attached hereto (the “FPI Disclosure Schedule”), FPI represents and warrants to FPM as follows:

3.1 Organization, Standing and Corporate Power.  FPI is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted and currently contemplated to be conducted.  FPI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on FPI.

3.2 Subsidiaries.  The only direct or indirect Subsidiaries of FPI are listed in the FPI Disclosure Schedule (the “FPI Subsidiaries”).  All the outstanding shares of capital stock of each FPI Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable and, except as set forth in the FPI Disclosure Schedule, are owned (of record and beneficially) by FPI, free and clear of all Liens.  Except for the capital stock of the FPI Subsidiaries, which are corporations, FPI does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, business association, joint venture or other entity.

3.3 Capital Structure.  The authorized capital stock of FPI consists of 20,000,000 shares, of which 15,000,000 shares are designated Class A Common Stock, 3,500,000 shares are designated Class B Common Stock and 1,500,000 shares are designated Preferred Stock.  Of the authorized capital stock of FPI, 9,274,007 shares of FPI Common Stock are issued and outstanding and 0 shares of preferred stock are issued and outstanding.  The FPI Board of Directors has granted 3,449,000 options to purchase shares of FPI Common Stock that remain outstanding, and has reserved for issuance 3,750,000 shares of FPI Common under the FPI Equity Incentive Plan.  In addition, the FPI Board of Directors has granted warrants to purchase 441,078 shares of FPI Common Stock, but has not reserved any shares of FPI Common Stock for issuance pursuant to such outstanding warrants.  Except as set forth above, no shares or other equity securities of FPI are issued, reserved for issuance or outstanding.  All outstanding shares of FPI are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of FPI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FPI may vote.  The FPI Disclosure Schedule sets forth the outstanding capitalization of FPI, including a list of all holders of FPI Common Stock and their respective holdings.  Except as set forth on the FPI Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which FPI is a party or by which it is bound obligating FPI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of FPI or obligating FPI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of FPI or any FPI Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of FPI.  There are no agreements or arrangements pursuant to which FPI is or could be required to register FPI Common Stock or other securities under the Securities Act, or other agreements or arrangements with or among any security holders of FPI with respect to securities of FPI.

3.4 Authority.  FPI has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the FPI Stockholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by FPI and the consummation by FPI of the transactions contemplated hereby have been duly authorized by the Board of Directors of FPI; the Board of Directors has recommended adoption of this Agreement by the stockholders of FPI; and no other corporate proceedings on the part of FPI or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by FPI and the consummation by FPI of the transaction contemplated hereby, other than obtaining the FPI Stockholders’ Approval.  This Agreement has been duly executed and delivered by FPI and constitutes a valid and binding obligation of FPI, enforceable against FPI in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5 Non-Contravention.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of FPI under, (i) the Certificate of Incorporation or Bylaws, each as amended to date, of FPI, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to FPI, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to FPI, its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to FPI in connection with the execution and delivery of this Agreement by FPI or the consummation by FPI of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which FPI is qualified to do business.

3.6 Financial Statements.  Set forth on the FPI Disclosure Schedule are the following financial statements of FPI (collectively the “FPI Financial Statements”): audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2009 and December 31, 2010.  The FPI Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, shall present fairly the financial condition of FPI as of such dates and the results of operations of FPI for such periods, are correct and complete, and shall be consistent with the books and records of FPI; provided, however, that the unaudited interim financial statements shall be subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.  Since December 31, 2010, FPI has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.7 No Undisclosed Liabilities.  FPI does not have any liabilities or obligations required by applicable accounting rules to be shown in financial statements (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the FPI Financial Statements, except for liabilities and obligations (i) that have been incurred since the date of the most recent balance sheet included in the FPI Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to FPI’s business, and (ii) not due and payable or to be performed or satisfied after the date hereof under FPI Contracts in accordance with their terms, in each case which are not (singly or in the aggregate) material to FPI’s business.

3.8 Absence of Certain Changes or Events.  Since December 31, 2010, FPI has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Effect with respect to FPI; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have or give rise to Material Adverse Effect with respect to FPI; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of FPM; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of FPI to consummate the transactions contemplated by this Agreement.

3.9 Legal Proceedings.  There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of FPI, threatened against, relating to or involving FPI, or real or personal property of FPI, before any Governmental Entity or other third party.  To the knowledge of FPI, there is no basis for any such suit, action, proceeding or investigation.

3.10 Compliance with Law.  To the knowledge of FPI, FPI is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities.  FPI has not been charged with and, to the knowledge of FPI, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity.  FPI is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.11 Benefit Plans.  The FPI Disclosure Schedule contains a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by FPI.  FPI’s records accurately reflect the service histories of its employees, contractors and consultants, including their hours of service, and all such data is maintained in a usable form.

3.12 Certain Service Provider Payments.  FPI is not a party to any employment, contractor or consultant ag

3.13 reement which could result in the payment to any current, former or future director, employee, contractor or consultant of FPI of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.14 Tax Returns and Tax Payments.  FPI is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the FPI Financial Statements or those incurred since the date of the most recent balance sheet included in the FPI Financial Statements in the ordinary course of business.  FPI has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon.  FPI has made available to FPM accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due.  FPI has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it.  There are no Liens for Taxes upon, pending against or threatened against, any asset of FPI, other than Liens for Taxes not yet due and payable.  FPI is not subject to any Tax allocation or sharing agreement.

3.15 Contracts and Commitments.  FPI has made available to FPM true, correct and complete copies of each of the following Contracts to which FPI is a party or by which any of its assets or properties are bound (together the “FPI Contracts”):

3.15.1 all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of FPI;

3.15.2 all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to FPI of more than $25,000;

3.15.3 any contract, agreement, commitment or obligation to make any capital expenditures in excess of $25,000;

3.15.4 contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of FPI to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, FPI, or covering indemnification of another Person other than in the ordinary course of business;

3.15.5 any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

3.15.6 contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to FPI of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by FPI, without penalty, premium or other liability within thirty (30) days or may involve the payment by or to FPI of more than $25,000;

3.15.7 contracts, agreements, commitments or other obligations to provide services or facilities by or to FPI or to or by another Person which is not terminable by FPI within thirty (30) days without penalty, premium or other liability or involving payment by FPI or the other Person of more than $25,000;

3.15.8 any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

3.15.9 any contract or agreement granting any Person a Lien on all or any part of any asset of FPI;

3.15.10  any contract providing for the indemnification or holding harmless by FPI of any of its stockholders, officers, directors, employees, contractors, consultants or representatives;

3.15.11  all other contracts, agreements, commitments or other obligations whether or not made in the ordinary course of business which may involve the expenditure by FPI of funds in excess of $25,000 per commitment (or under a group of similar commitments), or are otherwise material to FPI; or

3.15.12  all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any FPI Stockholder, officer, director, employee, contractor or consultant of FPI or any Affiliate or relative thereof.

The FPI Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to FPI and each other party to such FPI Contracts.  There are no existing defaults or breaches of FPI under any FPI Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of FPI, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any FPI Contract.  Except as set forth on the FPI Disclosure Schedule, FPI is not participating in any discussions or negotiations regarding modification of or amendment to any FPI Contract or entry in any new material contract applicable to FPI or the real or personal property of FPI.  The FPI Disclosure Schedule specifically identifies each FPI Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

3.16 Receivables.  FPI has no receivables as reflected in the FPI Financial Statements and no receivables have arisen subsequent to the date thereof as reflected on the books and records of FPI.  To FPI’s knowledge, no customer or supplier of FPI has any reasonable basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

3.17 Personal Property.  FPI has good, clear and marketable title to all the tangible properties and tangible assets reflected in FPI’s latest balance sheet as being owned by FPI or acquired after the date thereof which are, individually or in the aggregate, material to FPI’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens.  All equipment and other items of tangible personal property and assets of FPI (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of FPI’s business.

3.18 Real Property. FPI does not own any real property.  The FPI Disclosure Schedule sets forth all real property leases to which FPI is a party.  FPI has a valid leasehold interest in such leased real property, and such leases are in full force and effect.  The improvements and fixtures on such real property leased by FPI are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.19 Intellectual Property Rights.

3.19.1 FPI owns or has the right to use pursuant to an enforceable contract all Intellectual Property necessary or desirable to operate the FPI businesses as currently conducted and as currently proposed to be conducted (the “FPI Intellectual Property”).  Other than as set forth on the FPI Disclosure Schedule, each item of FPI Intellectual Property owned or used immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing.  Other than as set forth on the FPI Disclosure Schedule, FPI has taken all necessary and desirable action to maintain and protect each item of FPI Intellectual Property.

3.19.2 FPI has delivered or made available to FPM correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of any FPI Intellectual Property.  With respect to each such item of FPI Intellectual Property:

(a) FPI possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(b) the item is not subject to any order, judgment, decree or injunction of any Governmental Entity;

(c) no action or proceeding is pending or, to the best of FPI’s knowledge, threatened (and to the best of FPI’s knowledge there is no basis therefor) which challenges the enforceability, use, or ownership of the item; and

(d) FPI has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

3.19.3 To the best of FPI’s knowledge, the FPI Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise violate or come into conflict with any other Person’s Intellectual Property, and FPI has never received any notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that FPI must license or refrain from using any other Person’s Intellectual Property).  No third Person has any Intellectual Property that interferes or would be likely to interfere with FPI’s use of any FPI Intellectual Property.  The FPI Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation by FPI of its businesses as currently conducted and as currently proposed to be conducted.  No other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any FPI Intellectual Property.

3.19.4 The FPI Disclosure Schedule identifies each Contract pursuant to which FPI has granted to a third party rights under or with respect to any FPI Intellectual Property (together with any exceptions).  FPI has made available to FPM correct and complete copies of all Contracts with respect to such use as amended to date.  With respect to the Contracts (1) related to each item of FPI Intellectual Property, the statements in clauses (a) through (h) below are true and correct, and (2) in the FPI Disclosure Schedule, the statements in clauses (a) through (d) below are true and correct:

(a) the Contract is enforceable against each of the parties thereto in accordance with its terms;

(b) the Contract will continue to be enforceable on identical terms following the consummation of the Merger;

(c) FPI is not (and no counter-party is) in breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a breach thereunder;

(d) no party to the Contract has repudiated any provision thereof;

(e) with respect to each sublicense Contract, the representations and warranties set forth in (a) – (d) are true and correct with respect to the underlying license Contract;

(f) the underlying item of FPI Intellectual Property is not subject to any outstanding order, judgment, decree or injunction of any Governmental Entity;

(g) no action or proceeding is pending or threatened (and there is no basis therefor) that challenges the enforceability of the underlying item of Intellectual Property; and

(h) FPI  has not granted any sublicense or similar Contract with respect to the Contract.

3.19.5 Except as set forth in the FPI Disclosure Schedule, all former and current employees, contractors and consultants of FPI have executed written Contracts with FPI that assign to FPI all rights to any inventions, improvements, discoveries or information relating to FPI’s business.  No employee, contractor or consultant of FPI has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee, contractor or consultant may be engaged or requires the employee, contractor or consultant to transfer, assign, or disclose information concerning his or her work to any Person other than FPI.

3.19.6 To FPI’s knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Person have developed which reasonably could be expected to supersede or make obsolete any, or any planned, product or process of FPI.

3.20 Transactions with Related Parties.  FPI is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were FPI a “registrant” under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-K from or to FPI.

3.21 No Guaranties.  None of the obligations or liabilities of FPI incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person.  FPI has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person.  There are no outstanding letters of credit, surety bonds or similar instruments of FPI or any of its Affiliates.

3.22 Licenses.  FPI owns or possesses all of the material Licenses which are necessary to enable it to carry on its business as presently conducted.  All such Licenses are valid, binding, and in full force and effect.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such License.

3.23 Records.  The books of account, corporate records and minute books of FPI are complete and correct in all material respects.  Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of FPI have been made available to FPM.

3.24 No Brokers or Finders.  Except as disclosed on the FPI Disclosure Schedule, FPI has not, and its Affiliates, officers, directors, employees, contractors and consultants have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

3.25 Board Recommendation.  The Board of Directors of FPI has unanimously determined that the terms of the Merger are fair to and in the best interests of the FPI Stockholders and recommended that the FPI Stockholders approve the Merger.

3.26 Disclosure.  Neither this Agreement, nor any schedule or exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

3.27 Required FPI Vote.  The affirmative vote of the holders of a majority of the shares of FPI Common Stock is the only vote of the holders of any class or series of FPI’s securities necessary to approve the Merger (the “FPI Stockholders’ Approval”).

3.28 Regulatory Permits.  FPI possess all certificates, authorizations and permits issued by the appropriate Governmental Agencies necessary to conduct its business, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and FPI has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4. REPRESENTATIONS AND WARRANTIES OF FPM AND MERGERCO.

Except as set forth in the disclosure schedule delivered by FPM to FPI at the time of execution of this Agreement and attached hereto (the “FPM Disclosure Schedule”), FPM and MergerCo, jointly and severally, represent and warrant to FPI as follows:

4.1 Organization, Standing and Corporate Power.  FPM is validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted.  MergerCo is validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2 No Subsidiaries.  Other than MergerCo, FPM does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

4.3 Capital Structure.

4.3.1 The authorized capital stock of FPM consists of 100,000,000 shares of FPM Common Stock, 1,500,000 of which are issued and outstanding as of the date of this Agreement, and 100,000,000 shares of FPM Preferred Stock, 3,500,000 preferred stock are designated Series A Preferred Stock, none of which are issued and outstanding as of the date of this Agreement.  All outstanding shares of capital stock of FPM are, and all shares which may be issued pursuant to this Agreement and in connection with the Capital Raise, will be, when issued, duly authorized, validly issued, fully paid and non-assessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Immediately prior to the Closing, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of FPM having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of FPM Common Stock may vote.  Except as set forth on the FPM Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which FPM is a party or by which FPM is bound obligating FPM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of FPM or obligating FPM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of FPM or obligating FPM to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of FPM to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of FPM.  Except as set forth on the FPM Disclosure Schedule and except for the transaction documents executed in connection with the Capital Raise (including, but not limited to the Securities Purchase Agreement), there are no agreements or arrangements pursuant to which FPM is or could be required to register shares of FPM Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of FPM securities with respect to securities of FPM.  Upon the Closing, and giving effect to the Capital Raise, FPM’s capital structure shall be as described on Exhibit H hereto.

4.3.2 The authorized capital stock of MergerCo consists of one hundred (100) shares of Common Stock, par value $0.001 per share, fifty (50) of which are issued and outstanding as of the date of this Agreement and held by FPM.  All outstanding shares of capital stock of MergerCo are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of MergerCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MergerCo’s Common Stock may vote.  Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MergerCo is a party or by which MergerCo is bound obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4 Authority.  Each of FPM and MergerCo has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of FPM and MergerCo and the consummation by FPM and MergerCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of FPM and MergerCo and FPM as the sole stockholder of MergerCo, and no other corporate proceedings on the part of FPM or MergerCo are necessary to authorize the execution, delivery and performance of this Agreement by FPM and the consummation by FPM and MergerCo of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of FPM and MergerCo and constitutes a valid and binding obligation of each of FPM and MergerCo, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.5 Non-Contravention.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either FPM or MergerCo under, (i) the Certificate of Incorporation or Bylaws, each as amended to date, of FPM or MergerCo, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to FPM or MergerCo, their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to FPM or MergerCo, their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on FPM or MergerCo or could not prevent, hinder or delay the ability of FPM or MergerCo to consummate the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to FPM or MergerCo in connection with the execution and delivery of this Agreement by FPM or MergerCo or the consummation by FPM and MergerCo of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Transaction 8-K, and other appropriate documents with the SEC, the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which FPM is qualified to do business.

4.6 SEC Documents; Undisclosed Liabilities.

4.6.1 For all periods subsequent to May 2, 2008, FPM has filed all reports, schedules, forms, statements and other documents as required by the SEC in a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension), and FPM has delivered or made available to FPI all reports, schedules, forms, statements and other documents filed with or furnished to the SEC during such period (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “FPM SEC Documents”).  As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) the FPM SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such FPM SEC Documents, and none of the FPM SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of FPM included in such FPM SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board and fairly and accurately present the consolidated financial position of FPM as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by FPM’s independent accountants, which are not expected to have a material adverse effect on FPM and its business).

4.6.2 Except as set forth in the FPM SEC Documents, at the date of the most recent financial statements of FPM included in the FPM SEC Documents, FPM did not have, and since such date FPM has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations that have been incurred since the date of the most recent balance sheet included in the FPM Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to FPM’s business, all of which are listed on the FPM Disclosure Schedule.

4.6.3 The FPM SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither FPM nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

4.6.4 FPM is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to FPM.

4.7 Interested Party Transactions  Except as set forth in the FPM Disclosure Schedule or in FPM’s SEC Documents, no employee, contractor, consultant, officer, director or stockholder of FPM or a member of his or her immediate family is indebted to FPM, nor is FPM indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of FPM, and (iii) for other employee benefits made generally available to all employees, contractors and consultants.  To FPM’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom FPM is affiliated or with whom FPM has a material contractual relationship, or any Person that competes with FPM.  To FPM’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with FPM (other than such contracts as relate to any such individual ownership of capital stock or other securities of FPM).

4.8 Indebtedness; FPM Assets.  Immediately prior to the Closing, FPM will have no indebtedness for borrowed money.  Immediately prior to the Closing, FPM will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of FPM with respect to the period prior to the Closing which remain unpaid.

4.9 OTC Bulletin Board Quotation.  FPM Common Stock is quoted on the OTC Bulletin Board (“OTCBB”).  There is no action or proceeding pending or, to FPM’s knowledge, threatened against FPM by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of FPM Common Stock on the OTCBB.

4.10 Compliance with Law.  To the knowledge of FPM, FPM is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities.  FPM has not been charged with and, to the knowledge of FPM, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity.  FPM is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.11 Absence of Certain Changes or Events.  Except as disclosed in the FPM SEC Documents, since the date of the most recent financial statements included in the FPM SEC Documents, FPM has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Effect with respect to FPM; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have or give rise to a Material Adverse Effect with respect to FPM; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without the prior consent of FPI; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of FPM to consummate the transactions contemplated by this Agreement.

4.12 Information Supplied.  None of the information included or incorporated by reference in any documents to be filed by FPM with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of any information to be mailed to the stockholders of FPM, at the date it is mailed to stockholders of FPM, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading, except that no representation is made by FPM with respect to information supplied in writing by or on behalf of FPI for inclusion therein.  The 14f-1 Information Statement filed by FPM with the SEC under the Exchange Act relating to the transactions contemplated hereby, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

4.13 Certain Service Provider Payments.  FPM is not a party to any agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of FPM of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.14 Tax Returns and Tax Payments.  FPM is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the financial statements included in the FPM SEC Documents or those incurred since the date of the most recent balance sheet included in the FPM SEC Documents in the ordinary course of business.  FPM has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon. FPM has made available to FPI accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due.  FPM has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it.  There are no Liens for Taxes upon, pending against or threatened against, any asset of FPM.  FPM is not subject to any Tax allocation or sharing agreement.

4.15 Records.  The books of accounts, corporate records and minute books of FPM and MergerCo are complete and correct in all material respects.  Complete and accurate copies of all such books of account, corporate records and minute books of FPM and MergerCo have been provided to FPI.

4.16 MergerCo.  MergerCo has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, MergerCo has not conducted any business activities and does not have any material liabilities.

4.17 No Brokers or Finders.  Neither FPM, MergerCo, nor their respective Affiliates, officers, directors, employees, contractors or consultants have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

4.18 Board Recommendation.  The Board of Directors of FPM has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of FPM and no vote of the holders of shares of FPM Common Stock or any other FPM security holder is necessary to approve the Merger.  In addition, the Board of Directors of FPM has unanimously determined that the terms of the Capital Raise are fair to and in the best interests of the stockholders of FPM and no vote of the holders of shares of FPM Common Stock or any other FPM security holder is necessary to approve the Capital Raise.

4.19 Legal Proceedings.  There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of FPM, threatened against, relating to or involving FPM, or real or personal property of FPM, before any Governmental Entity or other third party.  To the knowledge of FPM, there is no basis for any such suit, action, proceeding or investigation.

4.20 Contracts and Commitments.  All material Contracts to which FPM is a party or by which any of its assets or properties are bound have been disclosed in the FPM SEC Documents (together the “FPM Contracts”).  True and correct copies of all FPM Contracts are available in the FPM SEC Documents, subject to the removal of any schedules, exhibits and similar items not required to be filed with the SEC.  To the knowledge of FPM, the FPM Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to FPM and each other party to such FPM Contracts.  There are no existing defaults or breaches of FPM under any FPM Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of FPM, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any FPM Contract.  Except as set forth on the FPM Disclosure Schedule, FPM is not participating in any discussions or negotiations regarding modification of or amendment to any FPM Contract or entry in any new material contract applicable to FPM or the real or personal property of FPM. The FPM Disclosure Schedule specifically identifies each FPM Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

4.21 Title to Property.  FPM does not own or lease any real property or personal property.  There are no options or other contracts under which FPM has a right or obligation to acquire or lease any interest in real property or personal property.

4.22 Intellectual Property Rights.  FPM does not own, license or otherwise have any right, title or interest in any Intellectual Property.

4.23 Insurance.  FPM does not maintain any insurance policies.

4.24 Benefit Plans.  FPM does not currently sponsor, maintain or contribute to any Benefit Plan or “employee benefit plan” as defined in Section 3(3) of ERISA.

5. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

5.1 Conduct of FPI, FPM and MergerCo.  Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of FPM and FPI shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees, contractors and consultants and to preserve the goodwill of Persons with which it has business relations.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (i) each of FPM and FPI shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (ii) each of FPM, MergerCo and FPI shall (unless otherwise mutually agreed to in writing):

5.1.1 not amend or alter its certificate of incorporation, bylaws, or similar charter documents;

5.1.2 not engage in any transaction, except in the normal and ordinary course of business except for those transactions contemplated by the Capital Raise or FPI’s issuance of the Bridge Notes, or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

5.1.3 not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4 not (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, (ii) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (iv) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any option with respect thereto, except for repurchases in connection with an existing option plan or warrant agreement that result from a participant’s use of such Party’s Common Stock to exercise options or warrants or pay withholding taxes in connection with such exercise;

5.1.5 not sell, issue, grant or authorize the issuance or grant of any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security, except that (i) FPM may contract for the issuance of up to approximately 5,421,687 shares of FPM Common Stock and 1,807,229 shares of Series A Preferred Stock in connection with the Capital Raise, (ii) FPI may issue FPI Common Stock upon the valid exercise of stock options and warrants outstanding as of the date of this Agreement, (iii) FPI may grant options to purchase shares of FPI Common Stock at fair market value in the ordinary course of business consistent with past practice to its employees, officers, directors, contractors and consultants, and (iv) FPI may issue FPI Common Stock in connection with a bona fide financing transaction; provided, however, that FPI acknowledges and agrees that issuance of such shares shall not result in a change to the number of shares of FPM Common Stock constituting the Merger Consideration, and accordingly the issuance of such shares shall result in a decrease in the Exchange Ratio.

5.1.6 not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees, contractors and consultants (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.7 not organize any subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.8 with respect to FPI, not enter into any instrument which would constitute an FPI Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any FPI Contract, in each case except in the ordinary course of business consistent with past practice and except for contracts, agreements and instruments entered into or executed in connection with the Capital Raise;

5.1.9 with respect to FPM, not enter into any instrument which would constitute a FPM Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any FPM Contract, in each case except in the ordinary course of business consistent with past practice and except for contracts, agreements and instruments entered into or executed in connection with the Capital Raise;

5.1.10 not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.11 not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.12 keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.13 not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.14 promptly advise the other Party in writing of any Material Adverse Effect with respect to it;

5.1.15 not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing;

5.1.16 not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business; or

5.1.17 not make any expenditure or enter into any commitment or transaction exceeding $25,000 other than purchases in the ordinary course of business consistent with past practices and other than payments of accounts payable that are settled by payments not in excess of the amounts owed.

5.2 Advice of Changes.  Each Party shall promptly advise the other Party in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of FPI contained in Section 3 or FPM or MergerCo contained in Section 4 untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, (b) any breach of any covenant or obligation of FPI or FPM or MergerCo pursuant to this Agreement such that the condition set forth in Sections 7.2 and 7.3 would not be satisfied, (c) any Material Adverse Effect in FPI or FPM, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on FPI or FPM or cause any of the conditions set forth in Sections 7.2 or 7.3 not to be satisfied, provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not be deemed to amend or supplement the FPI or FPM Disclosure Schedule.

5.3 SEC Reports.  FPM shall (a) cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by FPM between the date of this Agreement and the Effective Time to be filed in a timely manner, (b) submit to FPI all such forms, reports, schedules, statements and other documents at least two (2) days prior to filing for its review, and (c) remain a “reporting person” for the purposes of the Exchange Act.  Except for forms, reports, schedules, statements and other documents required to be filed with the SEC by FPM between the date of this Agreement and the Effective Time, FPM shall not file or cause to be filed with, or furnish or cause to be furnished to, the SEC any forms, reports, schedules, statement or any other documents, without the prior express written approval of FPI.

6. ADDITIONAL AGREEMENTS.

6.1 Board of Directors of FPM.  At Closing, the current board of directors of FPM shall deliver duly adopted resolutions to: (a) set the size of FPM’s board of directors to five (5) members effective as of the Closing; (b) appoint (i) David R. Elmaleh, Ph.D., Chairman, (ii) Johan M. (Thijs) Spoor, (iii) Walter Witoshkin, and (iv) Peter S. Conti, M.D., Ph.D.,, to serve as directors of FPM; and (c) accept the resignations of the current officers of FPM and the directors of FPM effective as of the Closing.  At Closing, the current officers of FPM and the directors of FPM shall deliver their resignations, as appropriate, as officers and directors of FPM to be effective upon the Closing (the “Resignations”).  Prior to Closing, FPI shall deliver or cause to be delivered to FPM completed and signed director and officer questionnaires (“Questionnaires”) for board members appointed by FPI.  The foregoing designations of the board of directors (and the officers to be appointed following the Closing) shall be subject to FPM’s receipt of the completed and signed Questionnaires (“D&O Information”).

6.2 Transaction Form 8-K.  At least three (3) days prior to Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the Parties, any other information required in connection with FPM ceasing to be a shell company as a result of the Transactions, the FPI Financial Statements and the Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to FPM and in a format acceptable for EDGAR filing.  Prior to Closing, the Parties shall prepare the press release announcing the consummation of the Transaction hereunder (“Press Release”).  At the Closing, FPM shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.3 Pro Forma Consolidated Financial Statements.  At least five (5) days prior to the Closing, FPI shall deliver to FPM pro forma consolidated financial statements for the Parties giving effect to the Transaction, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after Closing with respect to the Transaction, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved  (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements shall have been reviewed by the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

6.4 Required Information.  In connection with the preparation of the Transaction Form 8-K, and Press Release, and for such other reasonable purposes, each Party shall, upon request by the others, furnish the others with all information concerning themselves, their respective subsidiaries, directors, officers, managers, managing members, stockholders and members (including the directors of FPM to be elected effective as of the Closing pursuant to Section 6.1 hereof any officers appointed by such directors thereafter) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of each Party and FPM to any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby.  Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.5 Confidentiality; Access to Information.

6.5.1 Confidentiality.  Any confidentiality agreement or letter of intent previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement.  Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to a Party or its agents prior to receipt from another Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or its agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Section 8 hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

6.5.2	Access to Information.

(a) FPI will afford FPM and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of FPI during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of FPI, as FPM may reasonably request.  No information or knowledge obtained by FPM in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

(b) FPM will afford FPI and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of FPM during the period prior to the Closing to obtain all information concerning the business of FPM, as FPI may reasonably request.  No information or knowledge obtained by FPI in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

6.6 No Solicitation.  Other than with respect to the Transaction, each Party agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of FPM Common Stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  Each Party further agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Each Party agrees that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Each Party agrees that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.7.

6.7 Public Disclosure.  Except to the extent previously disclosed or to the extent the Parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no Party shall issue any statement or communication to the public regarding the Transaction without the consent of the other Parties, which consent shall not be unreasonably withheld.  To the extent a Party believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other Parties prior to such disclosure.  Notwithstanding the foregoing, the Parties agree that FPM will prepare and file the Transaction Form 8-K pursuant to the Exchange Act reasonably acceptable to each Party to report the execution of this Agreement and that any Party may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.8 Reasonable Efforts; Notification.

6.8.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, each Party, and its respective board of directors and each Party and its managers, members, directors, officers and stockholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the Transaction and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.8.2 FPI shall give prompt notice to FPM upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of FPI to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.8.3 FPM shall give prompt notice to FPI upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of FPM to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.9 Treatment as a Reorganization.  Consistent with the intent of the Parties, each of FPI and FPM shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.10 Absence of Material Liabilities; Merger Expenses.  Immediately prior to the Closing, FPM shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with its transfer agent although payments owing thereunder shall not exceed $1,000, (ii) FPM Contracts disclosed under Section 4.20 hereto, and (iii) accounts payable and accrued expenses of FPM with respect to the period between the date hereof and the Closing (collectively, the “Pre-Closing Cash Obligations”).  Upon the closing of the Capital Raise, to the extent not satisfied by FPM prior to the Closing, the Pre-Closing Cash Obligations will be paid from the proceeds of the Capital Raise.  Each Party shall be responsible for such Party’s legal fees and all other expenses incurred with respect to or in connection with the Merger and the transactions contemplated hereby.

6.11 Business Records.  At Closing, FPM shall cause to be delivered to the Parties all records and documents relating to FPM, which FPM possesses, including, without limitation, books, records, government filings, Returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with FPM.

6.12 FPI Stockholder Approval.  FPI shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the FPI Stockholders for approval and adoption.  In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of FPI shall (i) recommend to the FPI Stockholders that they consent to, and use all commercially reasonable efforts to obtain the approvals by the FPI Stockholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (ii) otherwise comply with all requirements of applicable law and FPI’s Certificate of Incorporation and Bylaws, each as amended to date, in connection with obtaining the FPI Stockholders’ Approval.  FPI shall prepare and distribute to the FPI Stockholders a consent solicitation disclosure statement in connection with the solicitation of consents to obtain the FPI Stockholders’ Approval, and shall provide FPM a reasonable period of time to review the disclosure statement prepared in connection with such consent solicitation prior to the delivery of such disclosure statement to the FPI Stockholders.

6.13 Registration Statements; Registration Rights.  In addition to any registration rights agreements currently in existence between FPM and any current stockholder of FPM as set forth in FPM Disclosure Schedule, FPI and FPM hereby agree that, effective as of the closing of the Capital Raise, all shares of FPM Common Stock and/or FPM Common Stock issued or issuable upon exercise of the warrants to be issued in the Capital Raise will be granted certain registration rights, including piggyback registration rights.

7. CONDITIONS PRECEDENT.

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

7.1.1 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.1.2 Directors and Officers Liability Insurance.  FPM shall have obtained a directors and officers liability insurance policy covering its officers and directors providing at least $5 million of coverage.

7.2 Conditions to Obligations of FPM.  The obligations of FPM to effect the Merger are further subject to the following conditions:

7.2.1 Representations and Warranties.  The representations and warranties of FPI set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2 Performance of Obligations of FPI.  FPI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2.3 No Material Adverse Effect.  Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on FPI.

7.2.4 Consents, etc.  FPM shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5 Stockholder Approval.  The FPI Stockholders’ Approval shall have been obtained.

7.2.6 No Dissenters.  No FPI Stockholders shall have dissented to the Merger or be entitled to exercise dissenters’ rights in connection with the Merger.

7.2.7 No Litigation.  There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.8 Intentionally Omitted.

7.2.9 Auditors; Audited Financial Statements.  FPI shall have delivered a written undertaking provided by BehlerMick PS (“Accountant”) acknowledging that FPI is consummating a reverse acquisition or reverse merger transaction with FPM, that such transactions will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of FPI following the Closing or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Closing, and that accountant is duly registered with the Public Company Accounting Oversight Board.  FPI shall have delivered final approval of the FPI Financial Statements from Accountant.

7.2.10 D&O Information.  FPI shall have caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information shall be acceptable to FPM.

7.2.11 Capital Raise.  A signed purchase agreement(s) shall have been received to purchase shares of FPM Common Stock, Series A Preferred Stock and warrants to purchase shares of FPM Common Stock, in a private placement offering exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder and otherwise pursuant to the terms outlined on Exhibit A (“Capital Raise”), representing gross proceeds of not less than $1,500,000, including the conversion of Senior Promissory Bridge Notes in the aggregate principal amount of up to $1,000,000, issued by FPI from May 2010 through the Closing of the Merger (the “Bridge Notes”) and the conversion of certain outstanding accrued compensation owed by FPM (the “Accrued Compensation”), with the gross cash proceeds having been fully funded into an escrow account established for the Capital Raise the release of which to FPM is conditioned only upon the Closing of the Merger, and FPM’s acceptance of such agreement simultaneous to or after the Closing.  The Securities Purchase Agreement executed and delivered in connection with the Capital Raise shall be substantially in the form attached hereto as Exhibit B (the “Securities Purchase Agreement”), and all other agreements, documents and instruments contemplated by the Securities Purchase Agreement shall have been executed and delivered, as provided therein.

7.2.12 Officer’s Certificate.  FPM shall have received an officer’s certificate, substantially in the form of Exhibit D, duly executed on FPI’s behalf.

7.2.13 Secretary’s Certificate.  FPM shall have received a Secretary’s certificate, substantially in the form of Exhibit E, duly executed on FPI’s behalf.

7.3 Conditions to Obligation of FPI.  The obligation of FPI to effect the Merger is further subject to the following conditions:

7.3.1 Representations and Warranties.  The representations and warranties of FPM set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2 Due Diligence Items.  FPM shall have provided to FPI copies of all agreements and documents requested by FPI before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC and FPI shall be satisfied with the aforementioned.

7.3.3 Performance of Obligations of FPM.  FPM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.4 No Material Adverse Effect.  Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on FPM.

7.3.5 Consents, etc.  FPI shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.3.6 No Litigation.  There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.7 Resignations.  FPM shall deliver to FPI the Resignations, as required by Section 6.1.

7.3.8 Capital Raise.  A signed purchase agreement(s) shall have been received to purchase shares of FPM Common Stock and warrants to purchase shares of FPM Common Stock in the Capital Raise, representing gross proceeds of not less than $1,500,000, including the conversion of the Bridge Notes and the Accrued Compensation, with the gross cash proceeds having been fully funded into an escrow account established for the Capital Raise the release of which to FPM is conditioned only upon the Closing of the Merger and subject to the conditions of Section 6.11 hereof, and FPM’s acceptance of such agreement simultaneous to or after the Closing.  The Securities Purchase Agreement and all other agreements, documents and instruments contemplated by the Securities Purchase Agreement shall have been executed and delivered, as provided therein.

7.3.9 Officer’s Certificate.  FPI shall have received an officer’s certificate, substantially in the form of Exhibit F, duly executed on FPM’s behalf.

7.3.10 Secretary’s Certificate.  FPI shall have received a Secretary’s certificate, substantially in the form of Exhibit G, duly executed on FPM’s behalf.

7.3.11 Indemnification Agreement.  FPI shall have received the executed Indemnification Agreement substantially in the form of Exhibit I, duly executed by Anna Chalmers, the President of FPM.

8. TERMINATION.

8.1 Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time:

8.1.1 by mutual written consent of FPM and FPI;

8.1.2 by either FPM or FPI if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3 by either FPM or FPI if the Merger shall not have been consummated on or before June 30, 2011 (other than as the sole result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4 by FPM or FPI, if a Material Adverse Effect shall have occurred relative to FPI or FPM ;

8.1.5 by FPM, if FPI materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after FPM has notified FPI of its or their intent to terminate this Agreement pursuant to this Section 8.1.5;

8.1.6 by FPM or FPI, if the FPI Stockholders do not approve and adopt the Merger and the transactions contemplated by this Agreement under the DGCL;

8.1.7 by FPI, if a Material Adverse Effect shall have occurred relative to FPM; and

8.1.8 by FPI, if FPM materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, in each case, which failure or breach is not cured within ten (10) days after FPI has notified FPM of its or their intent to terminate this Agreement pursuant to this Section 8.1.8.

8.2 Effect of Termination.  In the event of termination of this Agreement by either FPI or FPM as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of FPM or  FPI, other than as provided in Section 6.6.1, Section 6.11, Section 8.3 and this Section 8.2.

8.3 Return of Documents.  In the event of termination of this Agreement for any reason, FPM and FPI will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement.  FPM and FPI will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

9. POST-CLOSING COVENANTS.

9.1 FPI acknowledges that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, FPM would not enter into this Agreement.  FPI acknowledges and agrees that the failure by FPM or FPI to satisfy, perform and comply with the covenants set forth in this Section 9.1 (“Post-Closing Covenants”) following the Closing will have a material adverse effect on FPM and the investment of the participants in the Capital Raise.  During the period beginning upon the Closing and ending on the first anniversary of the Closing, each of FPI and FPM shall satisfy, perform, and comply with those of the following covenants as applicable:

9.1.1 FPM shall remain a Section 15(d) reporting company in compliance with and current in its reporting requirements under the Exchange Act, and remain quoted on, at a minimum, the OTCBB;

9.1.2 FPM shall (i) certify in writing to any person holding restricted shares of FPM Common Stock as of the date of this Agreement (or having obtained such shares in or by virtue of the Capital Raise) that FPM has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person’s restricted stock under Rule 144 or 145, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports, upon being informed in writing by such person of its intent to sell any shares under Rule 144 or Rule 145 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), (ii) if any certificate representing any restricted shares of FPM Common Stock is presented to FPM’s transfer agent for registration of transfer in connection with any sale theretofore made or to be made under Rule 144 or 145, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to FPM and its counsel that such transfer has complied with the requirements of Rule 144 or 145 (“Opinion”), as the case may be, and is not restricted by any applicable state securities law requirement, promptly instruct the Transfer Agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144 or 145, as the case may be, and state securities law requirements, free of any stop transfer order or restrictive legend;

9.1.3 FPM and FPI shall respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction Form 8-K;

9.1.4 FPM shall hold meetings of FPM’s board of directors at least once each fiscal quarter; and schedule regular meetings for the audit and compensation committee, with advance notice to all directors, and insure that such committee meetings are properly held as scheduled;

9.1.5 FPM shall file within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state, foreign government or regulatory agency including any agency or organization with jurisdiction over any exchange on which FPM’s securities are listed or quoted, and FPI shall provide such information as FPM shall appropriately require to make such filings and notifications;

9.1.6 FPM shall engage certified public accountants that are at all times registered with PCAOB and, in the event FPM’s certified public accountants resign or are terminated for any reason, FPM shall promptly engage a new certified public accountant registered with PCAOB;

9.1.7 Each of FPM and FPI shall add independent directors, create audit, compensation and other committees, and comply with the provisions of the Sarbanes-Oxley Act of 2002, and take such other actions as required by applicable laws and regulations regarding corporate governance;

9.1.8 Each of FPM and FPI shall adopt proper disclosure, insider trading and code of ethics policies to the extent required by law or applicable regulation;

9.1.9 FPM shall pay, when due, all transfer agent fees, listing fees and any other fees the non-payment of which may adversely effect compliance with applicable laws and regulations (including securities laws and regulations) or the listing or quotation of FPM’s securities;

9.1.10 Each of FPM and FPI shall file all tax returns of any kind in a timely manner, and pay, when due, all tax obligations of any kind or nature; and

9.1.11 FPM shall as soon as practicable after the date hereof, take action to change FPM’s corporate name to a name selected by FPI;

9.2 Incentive Stock Plan. FPM and FPI agrees that for a period of eighteen (18) months after the Closing, FPM shall not (i) issue additional options or grant restricted stock under the FPM 2011 Equity Incentive Plan (the “Equity Plan”)  at a price per share that is less than $0.83; (ii) implement any incentive stock option plan, restricted stock plan or equity compensation plan; and (iii) take any action to amend to increase or alter in any way the number of shares that are authorized for issuance under the  Equity Plan.

9.3 Agreement with Burnham Hill Partners. FPM shall assume all rights, obligations, privileges and powers of FPI pursuant to that certain agreement dated as of March 27, 2010, as amended, between Burnham Hill Partners, LLC and FPI and shall enter into any amendments, supplements or addendum thereto as may be required to effect the assumption contemplated by this Section 9.3.

9.4 Other Provisions.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 and of Section 6.11 shall survive (and not be affected in any respect by) the Closing.

10. SURVIVAL/CAP.

No representations and warranties except (i) as specifically set forth in provisions contained herein which contemplate the performance of any agreement or covenant by any Party after the Closing, (ii) the obligations of all Parties pursuant to Section 2.9, and (iii) the obligations of all Parties pursuant to Section 6.11, and no agreements and covenants, contained in or made pursuant to this Agreement by any Party or contained in any Schedule hereto shall survive the Closing.  No claims or causes of action shall be made or instituted by any Party from and after the Closing (i) based upon any representation or warranty, or (ii) based upon any agreement or covenant except for such agreement or covenant that shall have survived the Closing as described in the preceding sentence. In no event shall FPI be liable for more than the amount of the Capital Raise in the aggregate for any claims made hereunder, if any.

11. GENERAL PROVISIONS.

11.1 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2 Extension; Waiver.  The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.3 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to FPI, to:                                           FluoroPharma, Inc.
500 Boylston Street, Suite 1600
Boston, MA 02116
Attn: Johan M. (Thijs) Spoor, Chief Executive Officer
Fax:
E-mail: tspoor@fluoropharma.com

with a copy to (which shall not constitute notice):

Burns & Levinson, LLP
125 Summer Street
Boston, MA 02110
Attn: James Belanger
Fax: (617) 345-3299
E-Mail: jbelanger@burnslev.com

if to FPM or MergerCo, to: FluoroPharma Medical, Inc.

3370 N. Hayden Rd #123-591
Scottsdale, AZ 85251
Attn: Anna Chalmers, President
Fax:
E-mail:

with a copy to (which shall not constitute notice):

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Marc Ross, Esq.
Fax: (212) 930-9725
E-mail: mross@srff.com

11.4 Interpretation.  When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.  Except as expressly provided herein, and except for the investors in the Capital Raise, who will be deemed third party beneficiaries hereof, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

11.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

11.8 Enforcement.  The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of any court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

11.9 Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.10 Schedules and Exhibits.  The schedules and exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.11 Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the Parties and delivered to the other Parties.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

FLUOROPHARMA, INC.

By:           /s/Johan M. (Thijs) Spoor
Name:                      Johan M. (Thijs) Spoor
Title:                      Chief Executive Officer

FLUOROPHARMA MEDICAL, INC.

By: /s/ Anna Chalmers
Name:                      Anna Chalmers
Title: Chief Executive Officer

FPI MERGER CORPORATION

By:            /s/ Anna Chalmers
Name:                      Anna Chalmers
Title:                      President

INDEX OF SCHEDULES AND EXHIBITS

Schedules:

FPI Disclosure Schedule

FPM Disclosure Schedule

Exhibits:

Exhibit A:                      Capital Raise Terms

Exhibit A-1:  Certificate of Designation of the Relative Rights and Preferences of the Series A   Preferred Stock

Exhibit B:                      Form of Securities Purchase Agreement

Exhibit C:                      Form of Certificate of Merger

Exhibit D:                      Form of FPI Officer’s Certificate

Exhibit E:                      Form of FPI Secretary’s Certificate

Exhibit F:                      Form of FPM Officer’s Certificate

Exhibit G:                      Form of FPM Secretary’s Certificate

Exhibit H:                      Post-Closing FPM Capital Structure

Exhibit I:                      Indemnification Agreement

EXHIBIT A

Capital Raise Terms

a.
In connection with the Closing of the Merger, FPM will consummate the Capital Raise, consisting of a private placement of FPM Common Stock and Series A Preferred Stock to be sold to the investors in the Capital Raise (or their affiliates or assigns) with gross proceeds of up to $6,000,000, including the conversion of the Bridge Notes and the Accrued Compensation.  The gross cash proceeds of the Capital Raise (the “Escrow Amount”), shall be paid into an escrow account maintained by an escrow agent pursuant to the terms of an escrow agreement negotiated among the parties.  The shares of FPM Common Stock and Series A Preferred Stock issued in the Capital Raise (the “Offered Shares”) will (i) have a per share purchase price of $0.83 and (ii) represent at the closing of the Capital Raise, including the shares of FPM Common Stock underlying the Warrants, in the aggregate, approximately 36% of the outstanding capital stock, on a fully-diluted basis.  In connection with the Capital Raise, the investors will also receive warrants to purchase a number of shares of FPM Common Stock equal to 35% of the amount of Offered Shares purchased by the investors (the “Warrants”);  provided that investors who subscribe for a minimum of $1,500,000 in the Offering, will receive in lieu of  FPI Common Stock,  Series A Preferred Stock of FMP and a Warrant to purchase such number of shares of Common Stock of FPM which shall be equal to fifty percent (50%) of the number of Series A Preferred Stock purchased. The Series A Preferred Stock shall have the rights, preferences and privileges set forth in a Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock (the “Certificate of Designation”), a copy which is attached as Exhibit A-1. The Series A Preferred investors shall be entitled to an additional Warrant to purchase such number of shares of Common Stock of FPM which shall be equal to twenty-five (25%) percent of the number of Series A Preferred Stock purchased in the event the Company fails to raise $5,500,000 in Qualified Financing, as such term is defined in the Certificate of Designation.

b.
The Warrants will contain customary adjustments for stock dividends, stock splits, etc.  The Capital Raise transaction documents will include, at a minimum, a Securities Purchase Agreement, Warrant, Registration Rights Agreement and Escrow Agreement.

EXHIBIT A-1

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES A PREFERRED STOCK

EXHIBIT B

Form of Securities Purchase Agreement

To be agreed among the parties prior to the Closing.

EXHIBIT C

Form of Certificate of Merger

EXHIBIT D

Form of FPI Officer’s Certificate

EXHIBIT E

Form of FPI Secretary’s Certificate

EXHIBIT F

Form of FPM Officer’s Certificate

EXHIBIT G

Form of FPM Secretary’s Certificate

EXHIBIT H

Post-Closing FPM Capital Structure

EXHIBIT I

Indemnification Agreement